ICC22 7788 ADVISORY FEE FROM CONTRACT Thank you for choosing Jackson National Life Insurance Company®. This advisory fee from contract endorsement is made a part of the Contract to which it is attached and is effective on the Issue Date of the Contract, unless the Supplemental Contract Data Page shows another Effective Date for this endorsement. Certain provisions of Your Contract are revised as described below and are in effect as of the Effective Date of this endorsement. To the extent any provisions in this endorsement are contrary to or inconsistent with those of the Contract to which it is attached, the provisions of this endorsement will control. The provisions of Your Contract remain in effect except where modified by this endorsement. Advisory Fee Withdrawals are subject to the Withdrawal Provisions of the Contract and the terms of any Eligible Add-On Benefit, as shown on the Supplemental Contract Data Page, and attached to the Contract, except as described in this endorsement. There may be add-on benefits available for You to elect after issue of Your Contract that could terminate this endorsement ("Ineligible Add-On Benefit(s)"). You are encouraged to seek advice from Your financial professional. The Contract is revised as follows: 1) The following language is added to the DEFINITIONS of the Contract: All terms defined in the Contract that are used in this endorsement have the same definition as in the Contract. "ADVISORY FEE WITHDRAWAL. Withdrawals taken from the Contract to satisfy the Owner's obligation to pay a financial professional directly pursuant to an advisory agreement. ADVISORY FEE WITHDRAWAL PERCENTAGE. The percentage of the Contract Value, net of any applicable Market Value Adjustment, used to make an Advisory Fee Withdrawal. The Advisory Fee Withdrawal Percentage is calculated as A divided by B for each withdrawal of advisory fees taken, where: A = the amount withdrawn for the advisory fee, net of any applicable Market Value Adjustment; and B = the Contract Value at the end of the Business Day prior to the initiation of an Advisory Fee Withdrawal. ENDORSEMENT

ICC22 7788 2 EFFECTIVE DATE. The date shown on the Supplemental Contract Data Page. MAXIMUM ANNUAL ADVISORY FEE WITHDRAWAL PERCENTAGE. The maximum percentage of Contract Value that can be withdrawn each Contract Year for the purpose of paying advisory fees without being treated as withdrawals under the terms of the Eligible Add- On Benefit(s), as shown on the Supplemental Contract Data Page. TOTAL ADVISORY FEE WITHDRAWAL PERCENTAGE. The sum of all Advisory Fee Withdrawal Percentages that occurred during a Contract Year." 2) The following language is added to the WITHDRAWAL PROVISIONS of the Contract: "ADVISORY FEE FROM CONTRACT. The Advisory Fee From Contract endorsement permits the Owner to take Advisory Fee Withdrawals from the Contract for the purpose of paying an advisory fee to their financial professional without being treated as withdrawals as described in any Eligible Add-On Benefit attached to the Contract, subject to the following: 1. The Total Advisory Fee Withdrawal Percentage will not be allowed to exceed the Maximum Annual Advisory Fee Withdrawal Percentage, as shown on the Supplemental Contract Data Page. 2. Advisory Fee Withdrawals will always reduce the Contract Value. 3. Advisory Fee Withdrawals will only be allowed if the withdrawal and any applicable Market Value Adjustment do not bring the Contract Value below the contract minimums, as shown in Your Contract. 4. Withdrawals other than for the purpose of paying the advisory fee are not modified by this endorsement and remain subject to the Withdrawal Provisions as described in the Contract and any attached add-on benefits." TERMINATION. The Advisory Fee from Contract endorsement will terminate at the earlier of: 1. the date the Contract to which this endorsement is attached is terminated; 2. the date, after issue of the Contract, on which You elect an Ineligible Add-On Benefit; and, 3. the date all Eligible Add-On Benefits are terminated.

ICC22 7788 3 SUPPLEMENTAL CONTRACT DATA PAGE Contract Number: 1234567890 Owner: John Doe Joint Owner: Jane Doe Effective Date: November 1, 2022 Maximum Annual Advisory Fee Withdrawal Percentage: 1.25% Eligible Add-On Benefit(s): Attached add-on benefits Signed for the Jackson National Life Insurance Company President